UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2016

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 28, 2016, as previously disclosed, Carl J. Laurino resigned from his positions as Senior Vice President and Chief Financial Officer of The Manitowoc Company, Inc. (the “Company”). Mr. Laurino remained employed by the Company in a non-executive officer capacity through June 30, 2016, in order to help assure an orderly transition of responsibilities. On June 30, 2016 (the “Execution Date”), the Company entered into a severance agreement and release (the “Agreement”) with Mr. Laurino.

Pursuant to the Agreement, Mr. Laurino will be paid $1,218,006, with $31,231 paid in biweekly payments from July 2016 until December 31, 2016, and the balance paid in one lump sum payment in January 2017. Mr. Laurino will be eligible to receive a pro rata share of any Short-Term Incentive Plan (“STIP”) award earned based on actual 2016 performance factors equal to one-half of the award that he would have been eligible to receive if he remained employed by the Company. Any award earned would be paid out when the STIP awards are finalized in early 2017.

Vested stock options remain exercisable according to the terms of the applicable plan. The vesting of equity grants to Mr. Laurino was accelerated, other than equity awards granted to him in calendar year 2016, all of which were forfeited. The exercise period for all vested stock options, including those for which vesting was accelerated, is generally 24 months from the Execution Date. Restricted stock units (“RSUs”) will be paid out in cash, equal to the amount of the target award, at such time as the payouts of RSUs would have been made if Mr. Laurino remained employed by the Company.

Mr. Laurino is entitled to any vested retirement plan benefits that he accrued through the Execution Date, and the Company will pay the balance of his account in its Deferred Compensation Plan and its Supplemental Executive Retirement Plan in accordance with the terms of those plans and in compliance with Section 409A of the Internal Revenue Code. If Mr. Laurino elects continued health and/or dental insurance coverage under COBRA, the Company will reimburse Mr. Laurino 80% of the monthly cost of such coverage through December 31, 2017, with the Company’s reimbursement obligation subject to early termination if Mr. Laurino is offered health insurance from a new employer prior to the end of the time period designated in the Agreement.

The Agreement also includes a release and customary covenants restricting Mr. Laurino from disclosing confidential information, from competing with the Company’s business and from soliciting employees of the Company and its subsidiaries.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
10.1    Severance Agreement and Release, dated June 30, 2016, by and between The Manitowoc Company, Inc. and Carl J. Laurino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: July 7, 2016	/s/ Louis F. Raymond
Louis F. Raymond
Vice President, General Counsel and Secretary

The Manitowoc Company, Inc.
Exhibit Index to Form 8-K

Exhibit No.	Description
10.1	Severance Agreement and Release, dated June 30, 2016, by and between The Manitowoc Company, Inc. and Carl J. Laurino.